Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Pinnacle Financial Partners, Inc. of our report dated February 28, 2023 relating to the consolidated financial statements of Pinnacle Financial Partners, Inc., and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Pinnacle Financial Partners, Inc. for the year ended December 31, 2022, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Crowe LLP

Denver, Colorado

June 9, 2023